LINE OF CREDIT AGREEMENT

THIS AGREEMENT is entered into as of August 18, 2001 by The Management Network Group, Inc., a Delaware corporation (the “Company”) and Richard P. Nespola (“Executive”).

RECITALS

A.           Executive is President and CEO of the Company.  In order to increase the earnings per share of the Company, Executive has elected to waive payment of cash salary for the period from August 18 to December 31, 2001 (the “Waiver Period”).

B.           To assist Executive in meeting his personal obligations during the Waiver Period, and in consideration of the waiver, the Company is willing to provide a secured line of credit to Executive in accordance with the terms and conditions of this Agreement.

In consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Securities” shall mean any Company Voting Securities pledged as additional collateral for the Loan pursuant to Section 3.03.

“Approved by the Board” shall mean that a transaction shall have been approved by the affirmative vote of not less than a majority of the Independent Directors.

“Approved by Executive” shall mean that a transaction shall have received the affirmative vote of Executive as a member of the Board or that Executive has executed a written instrument signifying his approval of the transaction.

“Beneficial Owner” or “Beneficially Owned” shall have the meaning assigned in Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Kansas City, Missouri are authorized or required to close.

“Cause” shall have the meaning assigned in the Employment Agreement.

“Change in Control” shall mean (a) if Executive is no longer a member of the Board other than by voluntary resignation, (b) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any Person or Group in a single transaction or series of related transactions, (c) any transaction or series of related transactions (including but not limited to any tender offer, open market purchase or other acquisition of Company Voting Securities, whether from the Company or any other Person) in which any Person or Group is or becomes a Beneficial Owner or controls the voting power, directly or indirectly, of 25% or more of the Company Voting Securities, or (d) any other event, transaction or series of related transactions in which any Person or Group otherwise obtains direct or indirect Control of the Company.  A Change in Control shall not include (i) the ownership by Behrman Capital of the number of shares of Company Voting Securities owned by Behrman Capital on August 17, 2001, (ii) any acquisition of Company Voting Securities by an underwriter pursuant to an offering of Company Voting Securities by the Company which is Approved by Executive, or (iii) any other transaction or series of related transactions Approved by Executive.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person or Group acquires Beneficial Ownership or voting control of more than 25% of the Company Voting Securities as a result of any acquisition by the Company of Company Voting Securities in a transaction Approved by Executive, but if after that acquisition by the Company the Person or Group becomes the Beneficial Owner or obtains voting control of any additional Company Voting Securities, a Change in Control shall be deemed to occur unless otherwise exempt as set forth above.

The foregoing definition of Change in Control is solely for purposes of the Loan Documents and shall have no effect on or be affected by the definition of that term in the Employment Agreement.

“Closing Price per Share” shall mean, on any Trading Day, the closing price per share of common stock of the Company as quoted on NASDAQ, or, if the common stock of the Company is then listed on an exchange, the closing price per share as quoted on the exchange, or, if the common stock of the Company is not then quoted on NASDAQ or listed on an exchange, the closing bid price per share in the over-the-counter market as quoted by any third party quotation service, or, if such quotes are not available, the last independently verifiable price at which any Company Voting Securities traded on that day.  If there exists no trading market for the Company Voting Securities, the Closing Price per Share shall mean the net book value per share of common stock of the Company in accordance with generally accepted accounting principles in the United States, consistently applied.  The Closing Price per Share shall be computed without reference to any minority discount or restricted securities discount.  If Substitute Securities are substituted for Pledged Shares in accordance with Section 3.02, the Closing Price per Share shall mean the closing price per share of the Substitute Security computed in the foregoing manner.  If cash is issued in exchange for Company Voting Securities in any transaction contemplated in Section 3.04, the Closing Price per Share of the Pledged Shares shall equal the amount of cash distributed in exchange for each share of Company Voting Securities.

“Code” shall mean the Uniform Commercial Code, as in effect from time to time in Kansas and/or Executive’s state of residence.

“Collateral Call” shall mean a written notice from the Company to Executive requiring that Executive pledge Additional Securities as additional collateral for the Loan pursuant to Section 3.03.

“Company Voting Securities” shall mean the outstanding shares of stock of the Company eligible to vote in the election of directors of the Company.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of Company Voting Securities, the right to designate directors of the Company, by contract, or otherwise.

“Default Rate” shall mean the rate of interest recited in Section 2.03 plus 2%.

“Disability” shall have the meaning assigned in the Employment Agreement.

“Employment Agreement” shall mean the Employment Agreement dated February 12, 1998, as amended, between Executive and the Company.

“Event of Default” shall have the meaning assigned in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Gross Up Payment” shall mean a payment to Executive in an amount equal to all federal, state and/or local income, excise and other taxes imposed on Executive as a result of the forgiveness of any principal due under the Loan.  For purposes of determining the amount of the Gross-Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate in the year in which the Gross-Up Payment is made and state and local income taxes at the highest marginal rates in the state and locality of his residence in that year net, in the case of federal income taxes, of any reduction in federal income taxes which could be obtained from payment of the state and local taxes.

“Group” shall have the meaning contemplated in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Independent Directors” shall mean the members of the Board other than Executive, Micky K. Woo, Ralph R. Peck and any director designated by or representing Behrman Capital.

“Loan” shall mean any and all revolving loans made by the Company to Executive pursuant to this Agreement.

“Loan Documents” shall mean this Agreement and the Other Agreements.

“Maturity Date” shall mean August 17, 2011.  If that date is not a Business Day, the Maturity Date shall mean the next succeeding Business Day.

“Maximum Loan Amount” shall mean $600,000.

“Note” shall mean the Revolving Note executed by Executive in favor of the Company in connection with the Loan.

“Other Agreements” shall mean the Note, the Pledge Agreement and any other instruments entered into in connection with the Loan.

“Person” shall mean any individual, proprietorship, corporation, partnership, limited liability company, trust, association, institution or governmental entity, or any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pledge Agreement” shall mean the Stock Pledge Agreement pursuant to which the Pledged Shares are and any Substitute Securities and/or Additional Securities will be pledged to the Company as security for the Loan.

“Pledged Shares” shall mean (a) the 86,084 shares of Company Voting Securities pledged by Executive to the Company as original collateral for the Loan, computed on the basis of the Closing Price per Share on August 17, 2001, (b) any Substitute Securities pledged as substitute collateral for the Loan in accordance with Section 3.02, and (c) any Additional Securities pledged as additional collateral for the Loan pursuant to Section 3.03.

“Substitute Securities” shall mean securities of the Company or any other issuer which may be issued to the holders of and in exchange for Company Voting Securities in any merger, consolidation, exchange offer or other transaction.

“Quarter” shall mean a three month period commencing on January 1, March 1, June 1 or September 1.

“Term” shall mean the term of this Agreement, as provided in Section 4.01.

“Trading Day” shall mean any day on which a Closing Price per Share is established.

ARTICLE II

THE LOAN

.1.           The Loan.  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Term, and absent the existence of an Event of Default, the Company shall make such revolving loans and advances to Executive as Executive requests from time to time.  Except as provided in Article VII, the Loan shall be fully recourse to Executive.

.2.           Maximum Loan Amount.  The aggregate unpaid principal amount of all revolving loans outstanding at any one time shall not exceed the Maximum Loan Amount.  Amounts borrowed by Executive may be repaid and re-borrowed so long as the aggregate principal amount outstanding at any one time does not exceed the Maximum Loan Amount.

.3.           Payment.  Each advance under the Loan shall be payable in quarterly installments of interest-only at a rate equal to the Applicable Federal Rate, as announced by the Internal Revenue Service, for short-term obligations (with annual compounding) in effect for the month in which the advance is made until fully paid.  Interest shall be payable on the first of each Quarter during the Term.  If the first day of any Quarter is not a Business Day, interest shall be due on the next succeeding Business Day.  Interest will accrue based on the outstanding principal balance of the Loan at the end of each day and the rates of interest applicable to advances comprising that balance.  The principal balance plus accrued interest will be due and payable in full on the earlier of the Maturity Date or the date of acceleration of the Loan pursuant to Section 6.02.  The Loan may be prepaid in whole or in part at any time without penalty.  Except as provided in Article VII, Executive’s obligation to pay the principal balance plus accrued interest on the Maturity Date or any acceleration of the Loan shall not be affected by any termination of his employment with the Company.

.4.           Default Rate.  Notwithstanding the provisions of Section 2.03, interest on the outstanding principal balance shall accrue and be payable at the Default Rate following an Event of Default.

.5.           Alternative Rate.  If for any reason the rate of interest payable under this Agreement is found by a court of competent jurisdiction in a final determination to exceed the rate which the Company may lawfully charge Executive, then the obligation to pay interest will automatically be reduced to such limit and, if any amount in excess of such limit has been paid, then such amount will either be refunded to Executive or applied against the principal balance of the Loan, at his option.

.6.           Repayment Option.  Executive may from time to time, at his election, transfer Pledged Shares or other Company Voting Securities owned by him to the Company in payment of principal and/or interest under the Loan.  The amount of principal and/or interest so paid shall equal the number of shares so transferred times the average Closing Price per Share for the five Trading Days prior to the transfer date.  Executive shall also have the right at any time to sell Pledged Shares and apply the proceeds to principal and interest due under the Loan.

ARTICLE III

PLEDGED SHARES

.1.           Pledge Agreement.  To secure Executive’s obligation to repay all principal borrowed plus accrued interest due under the Loan, Executive shall execute the Pledge Agreement and other instruments referred to therein and pledge the Pledged Shares to the Company as collateral for the Loan.

.2.           Substitute Securities.  If Substitute Securities are issued in exchange for Company Voting Securities at any time during the Term, unless the exchange transaction constitutes a Change in Control, Executive shall substitute as collateral for the Loan Substitute Securities with an aggregate Closing Price per Share equal to the aggregate Closing Price per Share of the Pledged Shares on the effective date of the transaction in which the Substitute Securities were issued, but in any event not greater than the Maximum Loan Amount.

.3.           Annual Collateral Review.  The Independent Directors shall have the right to conduct an annual review of the adequacy of the collateral securing the Loan.  If the aggregate value of the Pledged Shares at the time of any such review (based on the average Closing Price per Share during the four week period preceding the date of the review) is less than the then outstanding principal balance plus accrued interest under the Loan (a “Collateral Deficiency”), the Independent Directors shall have the right to cause the Board to deliver a written Collateral Call to Executive, requiring that Executive pledge, as additional collateral for the Loan, Additional Securities with an aggregate Closing Price per Share (computed on the basis of the foregoing average) equal to the Collateral Deficiency.  Executive shall be required to pledge such Additional Securities to the Company not later than 30 days after the date of the Collateral Call.  Such Additional Securities shall automatically become Pledged Shares covered by the Pledge Agreement.  Executive shall execute and deliver such stock powers and/or other instruments required to implement any Collateral Call.  If on the date of any Collateral Call Executive does not own a sufficient number of Company Voting Securities to meet the same, Executive must either acquire such Company Voting Securities and pledge them to the Company or deliver substitute collateral acceptable to the Independent Directors.

.4.           Exchange of Pledged Shares for Cash.  If cash is distributed in exchange for Company Voting Securities in any merger, consolidation, tender offer or other transaction, unless the transaction constitutes a Change in Control, at Executive’s option, Executive shall either (a) use the cash proceeds to pay down the principal balance of the Loan, or (b) pledge substitute collateral with an aggregate value equal to the aggregate Closing Price per Share of the Pledged Shares as of the effective date of the transaction, but in any event not greater than the Maximum Loan Amount.

ARTICLE IV

TERM AND TERMINATION

.1.           Term.  This Agreement shall be for a Term commencing on the date hereof and ending on the later of the Maturity Date or the date on which the principal balance plus all accrued interest under the Loan shall have been paid in full in accordance with this Agreement.  The Loan shall automatically renew on each anniversary of the date of this Agreement until the earlier of the Maturity Date or an Event of Default.

.2.           Termination.  This Agreement may be terminated at any time by written instrument executed by the Company and Executive.  This Agreement may not be terminated unilaterally by the Company.  Notwithstanding the foregoing, the Company shall have no further obligation to make advances to Executive following the earlier of the Maturity Date or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Executive makes the following representations and warranties and acknowledges that the Company has relied thereon in entering into the Loan Documents and making the Loan:

(a)           Executive has full right, power and authority to enter into the Loan Documents, to borrow and repay funds advanced under the Loan Documents and pay interest thereon, and to pledge the Pledged Shares to the Company as security for the Loan.

(b)           The Pledged Shares are owned of record and Beneficially Owned solely by Executive, and are free and clear of any and all liens, claims, security interests, restrictions (other than restrictions, conditions and limitations required under Rule 144 of the Securities and Exchange Commission), options and encumbrances.

If Substitute Securities are pledged as substitute collateral pursuant to Section 3.02 or Additional Securities are pledged as additional collateral pursuant to Section 3.03, Executive shall be deemed to have made the foregoing representations and warranties with respect to such Substitute Securities or Additional Securities as of the date of the pledge.

ARTICLE VI

DEFAULT

.1.           Event of Default.  The occurrence of any one or more of the following events will constitute an Event of Default:

(a)           If Executive fails to pay any installment of interest due hereunder by the due date therefor and does not cure the failure within 30 days after the date of written notice from the Company.

(b)           If Executive fails to pay the principal balance of the Loan plus accrued interest on the Maturity Date and does not cure the failure within 60 days after the date of written notice from the Company.

(c)           If there exists or is created any lien or other encumbrance upon any of the Pledged Shares (other than pursuant to the Pledge Agreement), or if any seizure or attachment of the Pledged Shares is made or attempted.

(d)           If any proceeding in bankruptcy is commenced by Executive, or any proceeding in bankruptcy is commenced against Executive which is not dismissed within 90 days.

(e)           If Executive fails to comply with any Collateral Call within 30 days after the date thereof and does not cure the failure within 30 days after the date of written notice from the Company.

.2.           Remedies.  Upon the occurrence and during the continuance of an Event of Default:

(a)           The outstanding principal balance of the Loan will automatically accelerate and become immediately due and payable, without notice of any kind.

(b)           The principal balance of the Loan will bear interest at the Default Rate until fully paid.

(c)           The principal balance plus accrued interest under the Loan shall be credited by an amount equal to the number of Pledged Shares in existence on the date of the Event of Default times the average Closing Price per Share for the five Trading Days prior to the Event of Default date, and the Pledged Shares representing such amount shall automatically become the property of the Company without further act by Executive.  Executive shall remain liable for any deficiency plus all costs of collection, including court costs and reasonable attorney fees.  Any Pledged Shares remaining after the principal balance plus accrued interest under the Loan have been fully credited will be released to Executive.

ARTICLE VII

LOAN FORGIVENESS

.1.           Mandatory Forgiveness.  Notwithstanding anything to the contrary in this Agreement or the Other Agreements, the Company shall forgive the outstanding principal balance of the Loan upon any of the following events:

(a)           If Executive’s employment with the Company is terminated without Cause.

(b)           Upon the death or Disability of Executive.

(c)           Upon a Change in Control.

The Pledged Shares shall be released to Executive or his estate or personal representative, as applicable, upon any Loan forgiveness.

.2.           Discretionary Forgiveness.  The Board may provide for forgiveness of the Loan upon the achievement of earnings or other performance criteria Approved by the Board and Approved by Executive.  The Board shall also have discretion to forgive all or a portion of the principal balance of the Loan at any time if Approved by the Board.

.3.           Gross Up Payment. Upon any forgiveness of the Loan, the Company shall pay a Gross-Up Payment to Executive in consideration of such Loan forgiveness.

ARTICLE VIII

MISCELLANEOUS

.1.           Notice.  Any notice required or permitted hereunder shall be in writing and may be hand delivered or sent by certified mail return receipt, commercial courier or facsimile transmission:

If to the Company:	Donald E. Klumb
The Management Network Group, Inc.
7300 College Boulevard
Suite 302
Overland Park, KS 66210
FAX (913) 451-1845

If to Executive:	Richard P. Nespola
7300 College Boulevard
Suite 302
Overland Park, KS 66210
FAX (913) 451-1845

and

Richard P. Nespola
11420 Canterbury Circle
Leawood, KS 66210
FAX (913) 345-0071

or to such other address or facsimile number as either party gives the other in writing.  Notice shall be effective upon receipt.

.2.           Headings.  Article and Section headings are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

.3.           Governing Law.  The Loan Documents and the rights and obligations of the parties thereunder shall be governed by and construed in accordance with the laws of the State of Kansas.

.4.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute a single instrument.

.5.           Severability.  If any provision of any Loan Document is found by a court of competent jurisdiction to be unreasonable, unenforceable or in violation of law or public policy, that provision shall be severed therefrom consistent with the overall meaning thereof, and the balance of the Loan Documents shall remain in effect.

.6.           Binding Agreement.  This Agreement shall be binding on the parties hereto and their respective heirs, designees, beneficiaries, successors and assigns.

.7.           Entire Agreement.  Together with the Other Agreements, this constitutes the entire agreement of the parties with regard to the subject matter hereof and may not be modified or amended except by written instrument executed by both parties.  The Loan Documents do not modify or abrogate the Employment Agreement in any manner.  Nothing herein or in any Other Agreement shall constitute a waiver of any benefits under or other provisions of the Employment Agreement or obligate Executive to waive any salary or any other compensation accruing after the Waiver Period.

.8.           Waiver.  No waiver of any provision of this Agreement shall be effective unless by written instrument executed by the party granting the waiver, and no waiver of or failure to enforce any breach of this Agreement shall constitute a waiver of any other or future breach.

.9.           Further Assurance.  Each party shall execute and deliver such instruments and provide such assurances as the other party deems advisable to implement the Loan Documents.

KANSAS STATUTORY NOTICE

K.S.A. 16-117 and 16-118 Notice.

The following notice is given to comply with K.S.A. 16-117 and 16-118:

THIS IS THE FINAL EXPRESSION OF THE LOAN AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY.  THIS LOAN AGREEMENT CANNOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY.  THE FOLLOWING SPACE (WHICH THE PARTIES HERETO AGREE IS SUFFICIENT SPACE) IS PROVIDED FOR THE PLACEMENT OF NONSTANDARD TERMS, IF ANY (IF THERE ARE NO NON-STANDARD TERMS TO BE ADDED, STATE “NONE”):

NONE

BY SIGNING BELOW, EXECUTIVE AND THE COMPANY HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEMSELVES WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb, Vice President and Chief
Financial Officer

The “Company”

/s/ Richard P. Nespola
Richard P. Nespola
“Executive”